Heilig-Meyers Company
Computation of Ratio of Earnings to Fixed Charges
(dollar amounts in thousands)



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                                                              Fiscal Year Ended February 28(29)
                                    -----------------------------------------------------------------------------------

                                              1997             1996             1995            1994             1993
                                    ---------------  ---------------  --------------- ---------------  ---------------
Net Income Before Taxes                     61,900           64,527          105,901          87,154           59,394

Interest                                    47,800           40,767           32,889          23,834           23,084
Property Rentals                            48,740           41,216           33,631          22,345           17,143
Equipment Rentals                           24,793           21,858           16,050          11,964            6,805
                                    ---------------  ---------------  --------------- ---------------  ---------------

Total Earnings Available                   183,233          168,368          188,471         145,297          106,426


Fixed Charges:
     Interest                               47,800           40,767           32,889          23,834           23,084
     Property Rentals                       48,740           41,216           33,631          22,345           17,143
     Equipment Rentals                      24,793           21,858           16,050          11,964            6,805
                                    ---------------  ---------------  --------------- ---------------  ---------------
Total Fixed Charges                        121,333          103,841           82,570          58,143           47,032


Ratio of Earnings to Fixed Charges            1.51             1.62             2.28            2.50             2.26


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